Exhibit 10.2 – State Farm Mutual Automobile Insurance Company Contract

Agreement for Promotion, Fulfillment and Distribution

Of State Farm “Value Add” Product

This AGREEMENT (the “Agreement”), by and between Alliance HealthCard (“AHC”) a Georgia Corporation, located at 3500 Parkway Lane, Suite 310, Norcross GA 30092 and State Farm Mutual Automobile Insurance Company, on behalf of itself and its subsidiaries and affiliates (“SF”), located at One State Farm Plaza, Bloomington, Illinois, 61710, (the “Parties”), is made and entered into as of the latest of the signature dates set forth on the signature page below and shall be effective as of such date (the “Effective Date”).

WHEREAS, SF is a leading insurance company located in the United States.

WHEREAS, AHC is in the business of providing network services, administration and customer support programs, and desires to contract with SF for the administration and distribution of health card programs.

AND, WHEREAS, SF and ARC wish to enter into an agreement to provide for the distribution of the Program (as defined in Section 1) to SF Policyholders and Independent Contractor Insurance Agents. For purposes of this Agreement, Policyholders are defined as those State Farm clients who State Farm believes may benefit from this Program.

TERMS

1.	The Program

AHC shall sell to SF a multi-service savings health card program (the “Program”) that SF will make available to its Policyholders as defined herein. The parties hereby agree that any changes in pricing or services offered in connection with the Program shall require the parties to execute a written amendment to this agreement.

2.	Responsibilities of AHC

a.	Build, manage, administer and fulfill the Program

b.	Build, maintain and enhance the provider networks chosen by SF

c.	Insure that the provider vendor networks listed in Attachment B (“Provider Vendors”) deliver pricing, services, and savings as agreed to in their respective Requests for Proposals submitted to AXIA Strategies and vendor agreements executed directly with ARC on behalf of the State Farm Good Neighbor Advantage Card Program. These vendor agreements define commitments by vendors with respect to pricing, relative savings and fee schedules, size and scope of provider services as well as their ability to maintain and enhance the current level of services originally agreed to. A description of the pricing and services as agreed to by the Provider Vendors and defined in the vendor agreements is outlined and summarized in Attachment B of this Agreement.

Any material change in the pricing, level of savings or ability of any of the vendors to deliver services as outlined in Attachment B, may be cause for SF to replace an existing vendor with a new vendor of like services. SF agrees that vendor transition costs and incremental vendor fees will be incurred by SF.

d.	Design and provide subject to SF’s approval fulfillment kit materials including envelope with postage and the mailing of Good Neighbor Advantage membership card, SF Medicare Supplement ill card, welcome letter, member guide, mail order pharmacy envelope, and provider directory (“Fulfillment Packet”) for all new policyholders enrolled in the Program. ARC must provide for the secure storage of blank membership cards.

Additional fulfillment materials not described herein that impact weight and postage could result in additional costs to SF, price to be agreed upon by both parties.

e.	AHC will provide 22,000 copies of a sample Fulfillment Packet to SF, at a cost of $.72 per packet.

f.	Provide Policyholder support including one State Farm owned 800 inbound number; vendor numbers including but not limited to, Nurse Line, Diabetes Supplies and Mail Order Pharmacy; card replacement; locating a provider; and respond to all other customer service questions.

g.	Assign Client Manager and Account Team

h.	Assist with the design of two cards: 1) Good Neighbor Advantage Card, and 2) SF Medicare Supplemental Card

i.	Assist with Member Guide Design

j.	Review Vendors Credentialing and Quality Programs

k.	Pay Vendors Monthly

l.	Pay Fees for 800 number

m.	Coordinate SF Policyholder eligibility with selected vendors

n.	Manage Vendor Databases

o.	Develop, register, update, and maintain a SF Program Web-Site, at AHC’s cost, that contains Service Guide and provider locator information. SF’s Policyholders will be able to access the Website directly or through a link from SF’s proprietary Website.

p.	AHC will own or license the Website.

q.	Obtain written SF approval on any SF customer facing artwork, printing, or web-site design proofs including any changes made to the above and future linking to other sites.

r.	Reporting in a format similar to those reports provided by the vendors in their proposals.

3.	Responsibilities of SF

a.	Electronically send Policyholder eligibility data to AHC

b.	Communicate the Advantage Card Program to SF Independent Contractor Insurance Agents

c.	Assist AHC with collateral material design and copy review prior to fulfillment to SF policyholders

4.	Payment for Services

See Attachment A (“Payment Model”)

4.1	Payment SF will pay AHC within thirty (30) days of receipt of an accurate invoice.

5.	Term and Termination

5.1	Term. The term of this Agreement shall begin upon the Effective Date and shall continue for three (3) years (the “Term”).

5.2	Extension of Term. This Agreement will automatically renew for additional one (1) year terms.

5.3	Termination/Withdrawal. Either Party may terminate this Agreement upon thirty (30) days notice if:

(1) The other Party commits a material breach of this Agreement that is not cured within forty-five (45) days after an initial written notice of the material breach is delivered to the breaching Party from the other Party.

(2) The other Party files a petition for bankruptcy or is adjudicated a bankrupt, or a petition in bankruptcy is filed against the other Party and such petition is not dismissed within ninety (90) calendar days, or the other Party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law or the other Party discontinues its business or a receiver is appointed for other Party or its business.

5.4	Termination for Convenience. Should either Party’s needs for this Agreement change or conclude before the end of the then current Term, either Party may terminate this Agreement upon ninety (90) days of prior written notice. If SF exercises termination under this provision, then SF will reimburse AHC for the costs of un-used Advantage Card materials.

6.	IP Rights and Control

6.1	Work Made for Hire.

6.1.1 All materials (the “Materials”) provided to SF by AHC as a product of performing this Agreement, and the ideas and techniques contained therein with respect to SF’s business, shall be the sole and absolute property of SF.

6.1.2 The parties agree that the Materials produced hereunder shall be considered a work made for hire. AHC further transfers, assigns, sells, and conveys all rights to the Materials hereunder, including but not limited to copyright, trademark, trade secret, and patent rights.

6.2 AHC Grant of License. AHC hereby grants SF a worldwide, non-exclusive, royalty- free license during the Term and any extensions thereof to display, copy, distribute and use either in paper form or electronic form AHC’s trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by AHC, (“AHC IP Materials”) and as otherwise set forth herein. Any other use or display of ARC IP Materials by SF shall require the prior written consent of AHC.

6.3 SF Grant of License. SF hereby grants AHC a worldwide, non-exclusive license during the Term and any extensions thereof to display SF’s name, trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by SF, (“SF IP Materials”) and as otherwise set forth herein. This use or display of SF IP Materials by ARC will be solely for the purpose of fulfilling ARC obligations under this agreement.

6.4 Use Of The State Farm Name. Except as provided in Section 6.3 herein, anything in the Agreement to the contrary notwithstanding, AHC expressly agrees that it shall not disclose or otherwise identify SF or any of its affiliates or subsidiaries orally or in any of AHC’s advertising, publications, or other media to be displayed or disseminated to AHC’s customers or other parties.

6.5 Ownership of Intellectual Property by SF. AHC acknowledges that, as between it and SF, SF owns or is the licensee of, all right, title and interest in and to all SF trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by SF (“SF IP Materials”) as of the Effective Date of this Agreement, including the SF trademarks, except for any ARC IP Materials displayed on such site. ARC understands and agrees that its use of any of the foregoing SF IP Materials in connection with this Agreement shall not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use of the SF IP materials shall inure to the benefit of SF.

6.6 Ownership of Intellectual Property by AHC. SF acknowledges that, as between it and AHC, AHC owns or is the licensee of, all right, title and interest in and to all IP Rights contained in the AHC IP Materials, including the ARC trademarks, except for any SF trademarks displayed on such ARC IP Materials or the Co-Branded site. SF understands and agrees that its use of any of the foregoing ARC property in connection with this Agreement shall not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use of the ARC IP materials shall inure to the benefit of AHC.

6.7 Trademark Quality Control. Each Party’s use of the other’s trademarks on each Party’s web site and other materials and co-branded items shall be in accordance with such Party’s policies regarding trademark usage. In the event that a Party determines that its trademarks are being used by the other Party in a manner that is inconsistent with its standards and reasonably demonstrates such inconsistency to the other Party, such other Party shall within thirty (30) days thereafter cure such inconsistency; provided, however, that if either Party does not cure such inconsistency within such period, such Party shall be in breach of this Agreement. Each of the Parties hereto shall use the other Party’s logos and/or trademarks in accordance with each Party’s respective trademark and/or logo usage policies and in furtherance of the purposes of this agreement.

6.8 Protection of Rights and Withdrawal. Each Party may cease use of any IP Materials of the other Party if the Party, in its sole discretion, determines that use, display, transmission, or distribution of such the IP Materials of the other Party would (i) violate or infringe the copyright, trademark or other rights of any third party, or any other law, court order, governmental regulation or other ruling of any governmental agency or entity, (ii) subject the Party to any liability, (iii) jeopardize the Party’s ability to protect its rights or its property in the manner deemed appropriate by that Party, or (v) violate any other rights of a third party.

7.	Confidentiality

a. The Parties expressly acknowledge that in the course of their performance hereunder, they may learn or have access to certain confidential, patent, copyright, business, trade secret, proprietary or other like information or products of the other Party or of third parties, including but not limited to the other Party’s vendors, consultants, suppliers or customers (the “Information”). Anything in this Agreement to the contrary notwithstanding, the Parties expressly agree that they will keep strictly confidential any such Information that they learn.

b. SF and AHC agree that, for the purposes of this Agreement, third parties whose duties for SF or whose duties as a subcontractor for ARC in performing AHC’s duties under this Agreement require access to the Information provided under this Agreement shall have access to the Information as required by such duties, provided that: (i) such third parties have agreed in writing with either SF or AHC, in terms no less restrictive than the confidentiality obligations of this Agreement, to keep confidential the Information; (ii) such third parties have agreed in writing with either SF or AHC not to use the Information for their own benefit or the benefit of any person or entity besides SF; and (iii) SF, when allowing such third parties access to AHC’s Information, will not exceed the license or use restrictions in this Agreement.

c. AHC agrees not to use a third party’s Information for its own benefit or the benefit of any person besides SF.

d. For purposes of this Section 7, the term “Disclosing Party” shall refer to the party to the Agreement providing the Information to the other party. The term “Receiving Party” shall refer to the party receiving the Information in the course of its performance under this Agreement. The term “Information” shall not include products or information that: (i) are in the public domain or in the possession of the Receiving Party without restriction at the time of receipt under this Agreement; (ii) are used or released with the prior written approval of the Disclosing Party; (iii) are independently developed by the Receiving Party, or (iv) are ordered to be produced by a court of competent jurisdiction or appropriate regulatory authority, but in such case the Receiving Party producing the Information agrees to notify the Disclosing Party immediately and cooperate with the Disclosing Party in asserting a confidential or protected status for the Information.

e. Each party expressly further agrees that it shall return to the Disclosing Party upon the Disclosing Party’s request any such Information and copies thereof. The provisions of this Section 7 shall survive termination of this Agreement.

f. Each party agrees to comply with all applicable state and federal laws and regulations relating to privacy and security of personal health data, including any and all regulations issued under the Health Insurance Portability and Accountability Act (HIP AA). Each party shall cooperate with the other party in taking such reasonable steps and executing all documents reasonably requested by the other party to comply with all such state and federal laws and regulations. Each party agrees to promptly notify the other party orally and in writing of its discovery of any personal data in its possession which is improperly used, copied or removed by anyone except an authorized representative.

8.	Subcontracting

AHC may not subcontract its duties under this Agreement to any other entity, except a subsidiary, unless such subcontracting is approved in advance by SF in writing, which approval SF may in its sole discretion grant or deny.

AHC acknowledges that the Provider Vendors are considered AHC subcontractors under this Agreement.

9.	Warranties

9.1 AHC Warranties. AHC represents and warrants that AHC will provide services in a good and workmanlike manner and that the following performance standards are satisfied throughout the term of the agreement:

9.2 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

a. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) to enter into this Agreement and perform its obligations under this Agreement; and

b. Its execution and delivery of this Agreement, and the performance of its obligations and duties hereunder, do not and will not (i) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Body, (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a Party or by which any of its properties or assets may be bound, (iv) violate any order, writ, injunction, decree, or Law applicable to it,

9.3 AHC Liability Indemnification. AHC will indemnify and hold harmless SF against all claims, losses, damages, liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses to the extent such claims, losses and damages are due to a defect in the Program or any materials, labeling, instructions, training or other materials caused or provided by AHC.

SF shall promptly notify AHC in writing of any claim for indemnification. SF shall tender sole defense and control of such claim to AHC. SF shall, if requested by AHC, give reasonable assistance to AHC in defense of any claim

9.4 State Farm Liability Indemnification. SF will indemnify and hold harmless AHC against all claims, losses, damages, liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses to the extent such claims, losses and damages are due to a defect in the Program or any materials, labeling, instructions, training or other materials caused by SF.

AHC shall promptly notify SF in writing of any claim for indemnification. AHC shall tender sole defense and control of such claim to SF. ARC shall, if requested by SF, give reasonable assistance to SF in defense of any claim.

9.5 Remedies Cumulative. Except as otherwise expressly specified herein, the rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies that such Party has under the express terms of this Agreement.

10.	Infringement Indemnification

AHC at its own expense shall defend and hold SF fully harmless against any action asserted against SF (and specifically including costs and reasonable attorneys’ fees associated with any such action) to the extent that it is based on a claim that use of the Materials or other deliverables AHC provides under this Agreement infringes any patent, copyright, license or other proprietary right of any third party. SF shall promptly notify AHC in writing of any such claim. If as a result of any claim of infringement against any patent, copyright, license or other proprietary right of any third party, SF is enjoined from using the Materials or other deliverables of this Agreement, or if AHC believes that the Materials or such deliverables are likely to become the subject of a claim of infringement, ARC at its option and expense will procure the right for SF to continue to use the Materials and such deliverables, or replace or modify the Materials and such deliverables so as to make them non-infringing.

11.	Hold Harmless

Anything in the Agreement to the contrary notwithstanding, ARC expressly agrees that it shall indemnify and hold SF fully harmless against any loss, damages, claims, or expenses of any kind whatsoever sustained or incurred by a third party (including costs and reasonable attorneys’ fees) as a result of the negligent or intentional acts or omissions of AHC, for which recovery is sought against SF by that third party.

12.	Limitation of Liability

EXCEPT IN THE EVENT OF INTENTIONAL WRONGDOING OR A CLAIM PURSUANT TO INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT SHALL A PARTY TO THIS AGREEMENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFITS, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IN THE EVENT SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WHATSOEVER SHALL EITHER PARTY’S TOTAL LIABILITY TO THE OTHER PARTY FOR ANY OTHER DAMAGES WHATSOEVER EXCEED IN THE AGGREGATE THE SUM OF ONE MILLION DOLLARS ($1,000.000.00).

13.	Insurance

Throughout the Term, AHC shall procure and maintain at its own expense, insurance which must be satisfactory to SF of the following types and in the following amounts: at least $3 million in general liability insurance. All insurance to be maintained by AHC under this Article 12 shall be with companies licensed to do business in the states in which the parties do business. AHC shall furnish to SF, upon request, certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced in this Article. Such certificates or other documentation will include a provision whereby thirty (30) days’ notice must be received by SF prior to cancellation or material alteration of the coverage by AHC or the insurer in question.

14.	Miscellaneous

14.1	Security; Audit

a. AHC agrees to follow reasonable industry standards for physical security for the Information it receives under this Agreement, including but not limited to: (1) encryption of Information while in transit or stored on AHC’s network; (2) separation of SF Information from other records located at the AHC’s location; (3) restriction on a “need to know basis” for access to SF Information at AHC’s location; (4) monitoring by appropriate systems to detect attacks or intrusions via internal or external sources; (5) protection against losses of the Information due to fire, water or other environmental causes; (6) adequately developed and tested backup/recovery plans.

b. SF or its designated representative shall have the right (including but not limited to on-site visits to AHC’s premises) to audit AHC’s records and systems related to the performance of this Agreement, on five (5) days prior written notice. AHC agrees to cooperate with SF to resolve any auditing concerns.

14.2 Assignment. Neither party shall transfer or assign any rights hereunder to any third party in whole or in part, whether voluntarily or by operation of law. Any purported transfer or assignment by either Party (except with respect to an Affiliate of the Party) shall be null and void and of no force or effect. An assignment will not relieve a Party to this Agreement of any obligations under this Agreement. Except as otherwise provided in this Agreement, neither Party shall have the right to assign this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation, reorganization, or the acquisition of substantially all of the business and assets of the assigning Party relating to the Agreement.

14.3 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) days prior notice to the other Party. Notices hereunder shall be directed to, unless otherwise instructed by the receiving Party:

If to SF, to:

State Farm Mutual Automobile Insurance Company

Attn: Health Product Management Department

One State Farm Plaza

Bloomington, IL 61710

If to AHC, to:

Alliance HealthCard, Inc.

3500 Parkway Lane Suite 720

Norcross, GA 30092

Attention: President

14.4 Force Majeure. Neither Party shall be liable for any delay or failure to perform hereunder if such failure or delay is due to a force beyond its control (“force majeure”) such as flood, pestilence, war, insurrection, shortage of supplies, labor actions, and the like, so long as performance is resumed promptly after the conclusion of the force majeure event.

14.5 Waiver. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

14.6 No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the Parties and the respective permitted successors or assigns of the Parties, any rights, remedies, obligations or liabilities whatsoever.

14.7 Fees and Expenses. Each Party shall be responsible for the payment of its own costs and expenses, including attorney’s fees and expenses, in connection with the negotiation and execution of this Agreement.

14.8 Severability. If the application of any provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be refined without further action by the Parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

14.9 Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each Party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the Parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

14.10 No Joint Venture. The sole relationship between the Parties shall be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party’s behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party shall be solely responsible for the actions of all their respective employees, agents and representatives.

14.11 Arbitration.

a. Any controversy or claim arising out of or relating to this Agreement as amended shall be submitted to non-binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Administration of Business Disputes, by three arbitrators, of whom each party shall appoint one and the third shall be chosen by the other two. The arbitration shall be governed by the United States Arbitration Act, 9 USC §§1-16, and judgment may be entered by any court having jurisdiction thereof. The place of arbitration shall be Chicago, Illinois. The arbitrators are empowered by award damages in accordance with Section 19 (Limitation of Liability), and may not award punitive damages.

b. Either party may initiate litigation upon thirty (30) days’ written notice to the other party.

14.12 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of laws, and with the same force and effect as if fully executed and performed therein, and the laws of the United States of America.

14.13 Amendment or Modification. This Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed on behalf of each of the Parties by a duly authorized officer or representative.

14.14 Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof.

14.15 Survival. Sections 6, 7, 9,10,11,12,14.11, and 14.12 shall survive termination of this Agreement.

This Agreement is executed this day by the parties hereto:

ATTEST:	STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

ATTEST:	ALLIANCE HEALTHCARD, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: